CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Preliminary Proxy Statement on Schedule 14A of Caneum, Inc. (Commission File No. 000-30874) of our report dated March 17, 2004, appearing in the Annual Report on Form 10-KSB of Caneum, Inc. (formerly, SaiphT Corporation) for the year ended December 31, 2003.

We also consent to the inclusion in Amendment No. 1 to the Preliminary Proxy Statement on Schedule 14A of Caneum, Inc. (Commission File No. 000-30874) of our report dated August 15, 2004, on the December 31, 2003 and 2002 financial statements of Pipeline Software, Inc.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
October 14, 2004